Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-215159, No. 333-208502 and No. 333-217089), and on Form S-8 (No. 333-200310, 333-222273, and 333-222274) of Neurotrope, Inc. of our report dated March 8, 2018 relating to the consolidated financial statements of Neurotrope, Inc., which appear in this Form 10-K.

/s/ Friedman LLP

Philadelphia, PA

March 8, 2019